Exhibit 5.1

MASLON LLP

December 10, 2019

Predictive Oncology Inc.

2915 Commers Drive, Suite 900

Eagan, Minnesota 55121

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel for Predictive Oncology Inc., a Delaware corporation (the “Company”), in connection with registration on the Company’s Registration Statement on Form S-3 (Registration Statement No. 333-_______) (the “Registration Statement”), under the Securities Act of 1933 (the “Act”), of the resale by the selling stockholders named therein (the “Selling Stockholders”) of an aggregate of 728,064 shares (the “Shares”) of the Company’s common stock, $.01 par value, issued to the Selling Stockholders in connection with certain Agreements dated as of September 19, 2019, the Security Agreement dated September 27, 2019, and the Equity Line Agreement, and the Series E Purchase Agreement by and between the Company and certain of the Selling Stockholders. The Shares include 128,509 outstanding shares (the “Outstanding Shares”); 143,611 shares issuable upon the exercise of warrants (the “Warrant Shares”); and up to 455,944 shares issuable upon the conversion of the note held by L2 Capital LLC or shares of Series E Convertible Preferred Stock held by certain Selling Stockholders (the “Conversion Shares”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In arriving at the opinion expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of such documents, corporate records, certificates of officers of the Company and of public officials and other instruments as we have deemed necessary or advisable to enable us to render the opinions set forth below. In our examination, we have assumed without independent investigation the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

We express no opinion herein as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware (including the statutory provisions and all applicable judicial decisions interpreting those laws) and the federal laws of the United States of America.

Based upon the following and upon the representations and information provided by the Company, we hereby advise you that, in our opinion, the Outstanding Shares have been duly authorized and validly issued, and are fully paid and nonassessable; the Warrant Shares have been duly authorized and, upon exercise of the warrants in accordance with their terms will be, validly issued, fully paid and nonassessable; and the Conversion Shares have been duly authorized and, upon conversion of the applicable instruments in accordance with their terms will be, validly issued, fully paid and nonassessable

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the heading “Legal Matters” in the prospectus comprising a part of the Registration Statement. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ MASLON LLP